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Gold Exchange                                         Filed pursuant to Rule 433
Traded Notes                                   Registration Statement 333-162195
                                                            Dated March 12, 2010

                                [OBJECT OMITTED]

Description

     The PowerShares DB Gold Double Long Exchange Traded Note (Symbol: DGP),
     PowerShares DB Gold Short Exchange Traded Note (Symbol: DGZ) and
     PowerShares DB Gold Double Short Exchange Traded Note (Symbol: DZZ)
     (collectively, the "PowerShares DB Gold ETNs") are the first exchange traded products that provide investors with a cost-effective and convenient way to take a short or leveraged view on the performance of gold.

     All of the PowerShares DB Gold ETNs are based on a total return version of the Deutsche Bank Liquid Commodity Index-Optimum Yield Gold(TM) (the
     "Index") which is designed to reflect the performance of certain gold futures contracts plus the returns from investing in 3 month United States
     Treasury Bills.

     Investors can buy and sell PowerShares DB Gold ETNs at market price on the
     NYSE Arca exchange or receive a cash payment at the scheduled maturity or early redemption based on the performance of the index less investor fees.
     Investors may redeem PowerShares DB Gold ETNs in blocks of no less than
     200,000 securities and integral multiples of 50,000 securities thereafter, subject to the procedures described in the pricing supplement which include a fee of up to $0.03 per security.

     Fact Sheet
     Prospectus

     Index History(1)

                                [OBJECT OMITTED]

     Source: DB / Bloomberg

     Index Weights

      As Of:  11-Mar-2010
         Commodity                      Contract Expiry Date          Weight %
     Gold                               27-Oct-2010 / OCT0             100.0

DB Gold ETN & Index Data

DB Gold ETN Symbols

Gold Double Short                       DZZ

Gold Double Long                        DGP

Gold Short                              DGZ

Details

ETN price at initial listing            $25.00

Inception date                          2/27/08

Maturity date                           2/15/08

Yearly investor fee                     0.75%

Listing  exchange                       NYSE Arca

Index symbol                            DGLDIX

(1)Index history is for illustrative purposes only and does not represent actual PowerShares DB Gold ETN performance. The inception date of the Deutsche
Bank Liquid Commodity Index - Optimum Yield Gold(TM) is May 24, 2006. Index
history is based on a combination of the monthly returns from the Deutsche Bank
Liquid Commodity Index -- Optimum Yield Gold Excess Return(TM) (the "Gold
Index") plus the monthly returns from the DB 3-Month T-Bill Index (the "T-Bill
Index"), resetting monthly as per the formula applied to the PowerShares DB
Gold ETNs, less the investor fee. The Gold Index is intended to reflect changes in the market value of certain gold futures contracts and is comprised of a single unfunded gold futures contract. The T-Bill Index is intended to approximate the returns from investing in 3-month United States Treasury bills on a rolling basis.

Index history does not reflect any transaction costs or expenses. Indexes are unmanaged and you cannot invest directly in an index. PAST PERFORMANCE DOES NOT
GUARANTEE FUTURE RESULTS

(2)The PowerShares DB Gold ETNs are senior unsecured obligations of Deutsche
Bank AG, London Branch, and the amount due on the PowerShares DB Gold ETNs is dependent on Deutsche Bank AG, London Branch's ability to pay. The PowerShares
DB Gold ETNs are riskier than ordinary unsecured debt securities and have no principal protection. Risks of investing in the PowerShares DB Gold ETNs include limited portfolio diversification, uncertain

DZZ Financial Details

Ticker: DZZ
Last Update                   12-Mar-2010
                              10:50 AM
-----------------------------------------
Price                         13.65
------------------------------------------
DZZ Index Level*              109.09307
------------------------------------------
Indicative Intra-day          13.74
Value**
------------------------------------------
Last end of day               13.69420
Value***
------------------------------------------
Last date for end             11-Mar-2010
of day Value
------------------------------------------
Data Source:   www.nyse.com
(Data delayed 20 minutes)
------------------------------------------
*   Indicative intra-day and Index closing
**  Indicative intra-day value of the DZZ
*** Last end of day DZZ RP

DGP Financial Details

Ticker: DGP
------------------------------------------
Last Update                   12-Mar-2010
                              10:50 AM
------------------------------------------
Price                         26.98
------------------------------------------
DGP Index Level*              109.09307
------------------------------------------
Indicative Intra-day          26.80
Value**
------------------------------------------
Last end of day               26.90485
------------------------------------------
Value***
Last date for end             11-Mar-2010
of day Value
------------------------------------------
Data Source:   www.nyse.com
(Data delayed 20 minutes)
------------------------------------------
*   Indicative intra-day and Index closing
**  Indicative intra-day value of the DGP

*** Last end of day DGP RP

DGZ Financial Details

Ticker: DGZ
------------------------------------------
Last Update                   12-Mar-2010
                              10:50 AM
------------------------------------------
Price                         19.66
------------------------------------------
DGZ Index Level*              109.09307
------------------------------------------
Indicative Intra-day          19.75
Value**
------------------------------------------
Last end of day               19.71563
Value***
------------------------------------------
Last date for end             11-Mar-2010
of day Value
------------------------------------------
Data Source:   www.nyse.com
(Data delayed 20 minutes)
------------------------------------------
*   Indicative intra-day and Index closing
**  Indicative intra-day value of the DGZ
*** Last end of day DGZ RP

Contact Information

Any questions please call
1-877-369-4617

3/12/2010

CUSIP symbols

Gold Double Long              25154H749

Gold Short                    25154H731

Gold Double Short             25154H756

Intraday Intrinsic Value Symbols

Gold Double Short             DZZIV

Gold Double Long              DGPIV

Gold Short                    DGZIV

Risks(2)

    [] Non-principal protected
    [] Leveraged losses
    [] Subject to an investor fee
    [] Limitations on repurchase
    [] Concentrated exposure to gold

Benefits

    [] Leveraged and short notes
    [] Relatively Low Cost
    [] Intraday access
    [] Listed
    [] Transparent
    [] Tax treatment(3)

Issuer Details

Deutsche Bank AG, London Branch
Long-term Unsecured Obligations(2)

     principal repayment, trade price fluctuations, illiquidity and leveraged losses. Investing in the PowerShares DB Gold ETNs is not equivalent to a direct investment in the index or index components. The investor fee will reduce the amount of your return at maturity or upon redemption of your
     PowerShares DB Gold ETNs even if the value of the relevant index has increased. If at any time the redemption value of the PowerShares DB Gold
     ETNs is zero, your Investment will expire worthless.

     The PowerShares DB Gold Double Long ETN and PowerShares DB Gold Double
     Short ETN are both leveraged investments. As such, they are likely to be more volatile than an unleveraged investment. There is also a greater risk of loss of principal associated with a leveraged investment than with an unleveraged investment.

     The PowerShares DB Gold ETNs may be sold throughout the day on NYSE Arca through any brokerage account. There are restrictions on the minimum number of PowerShares DB Gold ETNs that you may redeem directly with
     Deutsche Bank AG, London Branch, as specified in the applicable pricing supplement. Ordinary brokerage commissions apply, and there are tax consequences in the event of sale, redemption or maturity of the
     PowerShares DB Gold ETNs. Sales in the secondary market may result in losses.

     The PowerShares DB Gold ETNs are concentrated in gold. The market value of the PowerShares DB Gold ETNs may be influenced by many unpredictable factors, including, among other things, volatile gold prices, changes in supply and demand relationships, changes in interest rates, and monetary and other governmental actions. The PowerShares DB Gold ETNs are concentrated in a single commodity sector, are speculative and generally will exhibit higher volatility than commodity products linked to more than one commodity sector. For a description of the main risks, see "Risk
     Factors" in the applicable pricing supplement.

     Not FDIC Insured -- No Bank Guarantee -- May Lose Value

     (3)Deutsche Bank AG, London Branch, Invesco PowerShares and their affiliates do not provide tax advice and nothing contained herein should be construed to be tax advice. Please be advised that any discussion of
     U.S. tax matters contained herein (including attachments) (i) is not intended or written to be used, and cannot be used, by you for the purpose of avoiding U.S. tax related penalties and (ii) was written to support the promotion or marketing of the transactions or matters addressed herein.
     Accordingly, you should seek advice based on your particular circumstances from an independent tax advisor.

Deutsche Bank AG, London Branch has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates.
Before you invest, you should read the prospectus and other documents filed by
Deutsche Bank AG, London Branch for more complete information about the issuer and this offering. You may get these documents for free by visiting
www.dbfunds.db.com/notes or EDGAR on the SEC website at www.sec.gov.
Alternatively, you may request a prospectus by calling 1-877-369-4617, or you may request a copy from any dealer participating in this offering.

The PowerShares DB ETNs are not suitable for all investors and should be utilized only by sophisticated investors who understand leverage risk and the consequences of seeking monthly leveraged investment results, and who intend to actively monitor and manage their investments. Investing in the PowerShares DB
ETNs is not equivalent to a direct investment in the index or index components because the current principal amount (the amount you invested) is reset each month, resulting in the compounding of monthly returns. The principal amount is also subject to the investor fee, which can adversely affect returns. The amount you receive at maturity (or upon an earlier repurchase) will be contingent upon each monthly performance of the index during the term of the securities. There is no guarantee that you will receive at maturity, or upon an earlier repurchase, your initial investment back or any return on that investment. Significant adverse monthly performances for your securities may not be offset by any beneficial monthly performances.

Certain marketing services may be provided for these products by Invesco Aim
Distributors, Inc. or its affiliate, Invesco PowerShares Capital Management
LLC. Neither firm is affiliated with Deutsche Bank.

PowerShares(R) is a registered trademark of Invesco PowerShares Capital
Management LLC. Invesco PowerShares Capital Management LLC and Invesco Aim
Distributors, Inc. are indirect, wholly owned subsidiaries of Invesco Ltd.

An investor should consider the PowerShares DB ETNs' investment objective, risks, charges and expenses carefully before investing.

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